Exhibit 13.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-211047) of VTTI Energy Partners LP of our report dated April 28, 2017, with respect to the consolidated and combined carve-out financial statements of VTTI Energy Partners LP included in this Annual Report (Form 20-F) for the year ended December 31, 2016.
/s/ Ernst & Young Accountants LLP
Rotterdam, The Netherlands
April 28, 2017